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                                                                      EXHIBIT 12


                         ANADARKO PETROLEUM CORPORATION
               CONSOLIDATED STATEMENT OF COMPUTATION OF RATIOS OF
                    EARNINGS TO FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                       FIVE YEARS ENDED DECEMBER 31, 2000


                                           Years Ended December 31
                             ---------------------------------------------------------
millions                        2000        1999        1998         1997        1996
                             ---------   ---------   ---------    ---------   ---------
Gross Income                 $ 1,519.0   $   178.9   $    (7.4)   $   205.3   $   196.8
Rentals                           15.9        11.1        12.5          8.3         4.2
                             ---------   ---------   ---------    ---------   ---------
Earnings                       1,534.9       190.0         5.1        213.6       201.0
                             =========   =========   =========    =========   =========

Gross Interest Expense           192.9        96.1        82.4         62.0        56.0
Rentals                           15.9        11.1        12.5          8.3         4.2
                             ---------   ---------   ---------    ---------   ---------
Fixed Charges                $   208.8   $   107.2   $    94.9    $    70.3   $    60.2
                             =========   =========   =========    =========   =========

Preferred Stock
 Dividends                        17.1        17.1        10.9           --          --
                             ---------   ---------   ---------    ---------   ---------

Combined Fixed Charges
 and Preferred Stock
 Dividends                   $   225.9   $   124.3   $   105.8    $    70.3   $    60.2
                             =========   =========   =========    =========   =========

Ratio of Earnings to
 Fixed Charges                    7.35        1.77        0.05         3.04        3.34
                             =========   =========   =========    =========   =========

Ratio of Earnings to
 Combined Fixed Charges
 and Preferred Stock
 Dividends                        6.80        1.53        0.05         3.04        3.34
                             =========   =========   =========    =========   =========



     As a result of the Company's net loss in 1998, Anadarko's earnings did not cover fixed charges by $90 million and did not cover combined fixed charges and preferred stock dividends by $101 million.

     These ratios were computed by dividing earnings by either fixed charges or combined fixed charges and preferred stock dividends. For this purpose, earnings include income before income taxes and fixed charges. Fixed charges include interest and amortization of debt expenses and the estimated interest component of rentals. Preferred stock dividends are adjusted to reflect the amount of pretax earnings required for payment.